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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                           JURISDICTION OF
        NAME OF SUBSIDIARY                  INCORPORATION
- - -----------------------------------    ------------------------
LSI Logic Europe plc                   United Kingdom

LSI Logic Corporation of Canada,
  Inc.                                 Canada

LSI Logic K.K.                         Japan

LSI Logic Hong Kong Limited            Hong Kong

LSI Logic Netherlands B.V.             Netherlands

LSI Logic BVI Corporation              British Virgin Islands

Nihon Semiconductor, Inc.              Japan

LSI Logic Corporation of Korea         Korea

LSI Logic Foreign Sales Corporation    U.S. Virgin Islands

LSI Logic Asia, Inc.                   Delaware

LSI Logic International Services,
  Inc.                                 California